Exhibit 99.1

Media Contact: William H. Galligan                  Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports Record First Quarter Revenues, Carloads, Operating Income and Operating Ratio

First Quarter 2013 Results

•	Revenues of $553 million, an increase of 1% over first quarter 2012 on a 2% increase in carloads.

•	Operating income of $163 million, 3% higher than a year ago.

•	Operating ratio of 70.5%, a 0.7 point improvement over first quarter 2012.

•
Diluted earnings per share of $0.94 compared with diluted earnings per share of $0.68 in first quarter 2012. Adjusted diluted earnings per share of $0.89 for first quarter 2013, compared with adjusted diluted earnings per share of $0.80 in the first quarter 2012.

Kansas City, MO, April 19, 2013. Kansas City Southern (KCS) (NYSE:KSU) reported first quarter 2013 revenues of $553 million. Overall, carload volumes were 2% higher than in first quarter 2012.

First quarter revenue growth compared to 2012 was led by a 31% increase in Automotive and a 17% increase in Intermodal revenues. Revenues from Energy and Industrial and Consumer Products also grew by 7% and 4%, respectively, over 2012. Chemical & Petroleum revenue was flat compared to first quarter 2012. Agriculture and Minerals revenues declined by 28%, primarily due to a decrease in grain volumes resulting from severe drought conditions experienced in the Midwestern region of the United States during 2012.

Operating income for the first quarter of 2013 was $163 million compared with $158 million a year ago, a 3% increase. Operating expenses in the first quarter were $390 million, flat compared to the corresponding 2012 period. KCS reported a first quarter 2013 operating ratio of 70.5%, a 0.7 point improvement from first quarter 2012.

Reported net income in the first quarter of 2013 totaled $104 million, or $0.94 per diluted share, compared with $75 million, or $0.68 per diluted share, in the first quarter of 2012. Excluding the impacts of foreign exchange rate fluctuations and the first quarter of 2012 debt retirement costs, adjusted diluted earnings per share for first quarter 2013 was $0.89 compared with $0.80 in the first quarter of 2012.

“During the first quarter of 2013, KCS experienced consistently strong revenue growth from the shipment of crude oil (+ 369%), automotive (+31%) and cross-border intermodal (+71%),” stated President and Chief Executive Officer David L. Starling. “The positive contribution from these growth areas was partially offset by a decline in grain revenues (-38%), the result of a severe drought which impacted major sections of the U.S.'s corn crop last year. We believe that if harvest levels return to normal in the fall, the KCS grain revenues should rebound later in 2013.

“KCS again demonstrated its ability to react quickly to sudden market changes and manage its business accordingly. Despite the drought's impact on our grain business, our efficient use of equipment and human capital contributed to a 70.5% operating ratio, a 0.7 point year-over-year improvement.

“The continued growth of our energy franchise, particularly that related to the transport of crude oil into the Gulf region, along with announcements of increased automotive production in Mexico, are but a few reasons that the KCS growth story remains very much intact. Energy and automotive, along with cross-border intermodal, Lázaro Cárdenas expansion and a host of other opportunities throughout the system, position KCS very well for significant business growth over the next several years.

“In addition, KCS' subsidiary, Kansas City Southern de México, S.A. de C.V., has indicated its intention to access the debt market in connection with the tender offers and consent solicitations announced last week. Having achieved investment grade ratings from the three major rating agencies, and with investment grade corporate borrowing costs remaining near all-time lows, KCS believes that it has an attractive opportunity to further reduce interest costs and lengthen the maturity of its debt portfolio.

“With the winter and first quarter behind us, we at KCS remain optimistic that our abundance of expanded and new business opportunities places us in a good position for growth during the remainder of 2013 and beyond.”

GAAP RECONCILIATION

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share	Three Months Ended March 31,
	2013	2012
Diluted earnings per share	$0.94	$0.68
Adjustment for debt retirement costs	—	0.07
Adjustment for foreign exchange gain	(0.08)	(0.02)
Adjustment for foreign exchange component of income taxes	0.03	0.07
Adjusted diluted earnings per share - see (a) below	$0.89	$0.80

(a)
The Company believes adjusted diluted earnings per share is meaningful as it allows investors to evaluate the Company's performance for different periods on a more comparable basis by excluding the impact of changes in foreign currency exchange rates and items that are not directly related to the ongoing operations of the Company.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The words “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based upon information currently available to management and management's perception thereof as of the date of this news release. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and consume rail freight; revocation of the rail concession of KCS's subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination of, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to KCS's technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligations; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents along KCS's rail network, facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; loss of key personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business. More detailed information about these factors may be found in filings by KCS with the Securities and Exchange Commission, including KCS's Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 1-4717) and subsequent reports. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements in this news release to reflect future events or developments.

Kansas City Southern
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2013	2012
Revenues	$552.8	$547.5
Operating expenses:
Compensation and benefits	106.9	109.3
Purchased services	52.3	54.4
Fuel	90.9	88.3
Equipment costs	41.9	40.3
Depreciation and amortization	53.1	48.4
Materials and other	44.8	49.0
Total operating expenses	389.9	389.7
Operating income	162.9	157.8
Equity in net earnings of unconsolidated affiliates	5.5	5.8
Interest expense	(23.7)	(27.2)
Debt retirement costs	—	(12.9)
Foreign exchange gain	13.5	3.9
Other income, net	0.3	0.1
Income before income taxes	158.5	127.5
Income tax expense	54.3	52.2
Net income	104.2	75.3
Less: Net income attributable to noncontrolling interest	0.4	0.3
Net income attributable to Kansas City Southern and subsidiaries	103.8	75.0
Preferred stock dividends	0.1	0.1
Net income available to common stockholders	$103.7	$74.9

Earnings per share:
Basic earnings per share	$0.94	$0.68
Diluted earnings per share	$0.94	$0.68

Average shares outstanding (in thousands):
Basic	109,907	109,622
Potentially dilutive common shares	358	374
Diluted	110,265	109,996

Cash dividends declared per common share	$0.215	$0.195

Kansas City Southern
Revenue & Carloads/Units by Commodity - First Quarter 2013 and 2012

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	First Quarter		%	First Quarter		%	First Quarter		%
	2013	2012	Change	2013	2012	Change	2013	2012	Change

Chemical & Petroleum
Chemicals	$49.9	$50.0	—	27.2	28.3	(4%)	$1,835	$1,767	4%
Petroleum	27.1	26.2	3%	17.1	16.9	1%	1,585	1,550	2%
Plastics	25.4	25.7	(1%)	15.2	16.3	(7%)	1,671	1,577	6%
Total	102.4	101.9	—	59.5	61.5	(3%)	1,721	1,657	4%

Industrial & Consumer Products
Forest Products	64.8	64.9	—	32.0	34.0	(6%)	2,025	1,909	6%
Metals & Scrap	61.6	57.7	7%	33.9	33.1	2%	1,817	1,743	4%
Other	17.8	16.0	11%	19.4	18.0	8%	918	889	3%
Total	144.2	138.6	4%	85.3	85.1	—	1,691	1,629	4%

Agriculture & Minerals
Grain	39.0	63.3	(38%)	24.6	35.7	(31%)	1,585	1,773	(11%)
Food Products	30.5	35.4	(14%)	13.4	15.7	(15%)	2,276	2,255	1%
Ores & Minerals	5.3	6.4	(17%)	5.3	5.9	(10%)	1,000	1,085	(8%)
Stone, Clay & Glass	6.2	6.8	(9%)	3.1	3.4	(9%)	2,000	2,000	—
Total	81.0	111.9	(28%)	46.4	60.7	(24%)	1,746	1,843	(5%)

Energy
Utility Coal	46.8	50.2	(7%)	47.4	52.0	(9%)	987	965	2%
Coal & Petroleum Coke	9.6	8.1	19%	13.7	10.5	30%	701	771	(9%)
Frac Sand	13.8	11.4	21%	6.8	6.4	6%	2,029	1,781	14%
Crude Oil	6.1	1.3	369%	3.1	0.8	288%	1,968	1,625	21%
Total	76.3	71.0	7%	71.0	69.7	2%	1,075	1,019	5%

Intermodal	79.8	68.1	17%	227.1	208.1	9%	351	327	7%

Automotive	49.1	37.5	31%	27.1	23.0	18%	1,812	1,630	11%

TOTAL FOR COMMODITY GROUPS	532.8	529.0	1%	516.4	508.1	2%	$1,032	$1,041	(1%)

Other Revenue	20.0	18.5	8%

TOTAL	$552.8	$547.5	1%